Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           BANK OF FLORIDA CORPORATION

Pursuant to the provisions of Section 607.1001, 607.1003, 607.1004 and 607.1006, Florida Statutes, Bank of Florida Corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

Amendment adopted:

         Article III of the Restated Articles of Incorporation of Bank of Florida Corporation is hereby amended to read in its entirety as follows:

                                   ARTICLE III

         The corporation shall have authority to issue 110,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

         A. Common Stock. One class shall consist of 100,000,000 shares of common stock of $0.01 par value, designated "Common Stock." The holders of Common Stock shall be entitled to elect all of the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

         B. Preferred Stock. One class shall consist of 10,000,000 shares of preferred stock of $0.01 par value, designated "Preferred Stock," of which 50,000 shares shall be designated Series A Preferred Stock and shall have the relative rights and preferences as stated in Exhibit A hereto. The Board of Directors of the Corporation shall be empowered to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established in accordance with
Section 607.0602 of the Florida Business Corporation Act, including:

                  (i) the distinctive designation of such series and the number of shares which shall constitute such series;

                  (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series;

                  (iii) the time or times when and the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares;

                  (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on the Common Stock;

                  (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

                  (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

     The Board of Directors shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

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     Any action by the Board of Directors in authorizing the issuance of
Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.

The foregoing Amendment was adopted by affirmative vote of the single class of shareholders of Bank of Florida Corporation at a meeting held on August 27, 2009.

         IN WITNESS WHEREOF, the undersigned authorized officer of Bank of Florida Corporation executed this Article of Amendment on this 27th day of August, 2009.

                               BANK OF FLORIDA CORPORATION

                               /s/ Michael L. McMullan
                               --------------------------------------------
                               Michael L. McMullan
                               Chief Executive Officer